Exhibit 16.1

September 30, 2021

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE: W Technologies, Inc.

We have read the statements of W Technologies, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated September 24, 2021 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with the other statements contained therein.

Sincerely,

/s/ Slack & Company CPAs LLC

Fort Mill, SC